PROSPECTUS SUPPLEMENT
(To Prospectus dated August 5, 1992)

                                  $300,000,000             [LOGO]

                         Texas Instruments Incorporated

                             6 1/8% NOTES DUE 2006

                            ------------------------

                    Interest payable February 1 and August 1

                            ------------------------

THE NOTES WILL NOT BE REDEEMABLE PRIOR TO MATURITY AND WILL NOT BE SUBJECT TO
    ANY SINKING FUND. THE NOTES WILL BE REPRESENTED BY REGISTERED GLOBAL
      SECURITIES REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY
        ("DTC") OR ITS NOMINEE. BENEFICIAL INTERESTS IN THE REGISTERED
           GLOBAL SECURITIES WILL BE SHOWN ON, AND TRANSFERS THEREOF
             WILL BE EFFECTED THROUGH, RECORDS MAINTAINED BY DTC
               OR ITS PARTICIPANTS. EXCEPT AS DESCRIBED HEREIN,
                 NOTES IN DEFINITIVE FORM WILL NOT BE ISSUED.
                      SEE "DESCRIPTION OF THE NOTES."
                            ------------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
          THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
                      REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                            ------------------------

                       PRICE 99.300% AND ACCRUED INTEREST

                            ------------------------

                                                             UNDERWRITING
                                             PRICE TO        DISCOUNTS AND      PROCEEDS TO
                                             PUBLIC(1)      COMMISSIONS(2)     COMPANY(1)(3)
                                           -------------    ---------------    -------------
Per Note.................................     99.300%            .650%            98.650%
Total....................................  $297,900,000       $1,950,000       $295,950,000

------------

    (1) Plus accrued interest from February 1, 1996.
    (2) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
    (3) Before deducting expenses payable by the Company estimated to be $396,000.

                            ------------------------

    The Notes are offered subject to prior sale, when, as and if accepted by the Underwriters named herein, and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that delivery of the Notes will be made on or about February 2, 1996, through the book-entry facilities of The Depository Trust Company against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY & CO.
      Incorporated

                CITICORP SECURITIES, INC.

                           NATIONSBANC CAPITAL MARKETS, INC.

January 30, 1996

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             ---------------------

                                USE OF PROCEEDS

     The net proceeds received by the Company from the sale of the Notes offered hereby will be added to the Company's general funds and used for general corporate purposes, including possible redemption or purchase of existing debt securities of the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges for each of the years ended December 31, 1991 through 1995.

                                                             YEARS ENDED DECEMBER 31,
                                                    ------------------------------------------
                                                    1991     1992     1993     1994      1995
                                                    ----     ----     ----     -----     -----
    Ratio of earnings to fixed charges(1).........    (2)    4.8x     8.5x     11.6x     15.6x

---------------

(1) For the purpose of the ratio of earnings to fixed charges, "earnings" consist of income (loss) before provision for income taxes, interest expense, amortization of capitalized interest and that portion of rental and lease expense which is representative of interest; "fixed charges" consist of interest incurred (expensed and capitalized) and that portion of rental and lease expense which is representative of interest.

(2) Not meaningful because of losses for 1991. The coverage deficiency (amount by which "fixed charges" exceed "earnings") for 1991 was $309 million.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Notes are a series of Debt Securities described in the accompanying Prospectus.

     The Notes will bear interest from February 1, 1996 at the rate of interest stated on the cover page of this Prospectus Supplement. The Notes will be limited to $300,000,000 aggregate principal amount and will mature on February 1, 2006.

     Interest will be payable semiannually on February 1 and August 1 to the persons in whose names the Notes are registered at the close of business on the January 15 or July 15 preceding such February 1 or August 1, as the case may be, and unless other arrangements are made, will be paid by checks mailed to such persons at their registered addresses. All payments of principal and interest will be payable in U.S. dollars.

     The Notes are not redeemable prior to maturity and are not subject to any sinking fund provisions.

DEFEASANCE AND DISCHARGE

     The defeasance provision summarized in the accompanying Prospectus will not apply to the Notes.

BOOK-ENTRY SYSTEM

     The Notes initially will be represented by one or more registered global securities (the "Registered Global Securities") deposited with DTC and registered in the name of the nominee of DTC. Except as set forth below, the Notes will be available for purchase in denominations of $1,000 and integral multiples thereof in book-entry form only. The term "Depositary" refers to DTC or any successor depositary.

     DTC has advised the Company and Morgan Stanley & Co. Incorporated, Citicorp Securities, Inc. and NationsBanc Capital Markets, Inc. (the "Underwriters") as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of its participating organizations ("DTC Participants") and to facilitate the clearance and settlement of securities transactions between DTC Participants through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of certificates. DTC Participants include securities brokers and dealers (including the Underwriters), brokers, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly ("Indirect DTC Participants").

     Unless and until the Registered Global Securities are exchanged in whole or in part for individual certificates evidencing the Notes represented thereby, such Registered Global Securities may not be transferred except as a whole by the Depositary for such Registered Global Securities to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor Depositary.

     Neither the Company, the Trustee, any paying agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Notes represented by such Registered Global Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Settlement for the Notes will be made by the Underwriters in immediately available or same-day funds. Secondary trading on long-term notes of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Notes will trade in the Depositary's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in same-day funds. No assurance can be given as to the effect, if any, of settlement in same-day funds on trading activity in the Notes.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Notes set forth opposite their respective names below:

                                                                              PRINCIPAL
                                                                               AMOUNT
              NAME                                                            OF NOTES
                                                                             ------------
    Morgan Stanley & Co. Incorporated......................................  $100,000,000
    Citicorp Securities, Inc...............................................   100,000,000
    NationsBanc Capital Markets, Inc.......................................   100,000,000
                                                                             ------------
              Total........................................................  $300,000,000
                                                                             ============

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Notes if any are taken.

     The Company has been advised by the Underwriters that they propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page of this Prospectus Supplement and part to certain dealers at a price that represents a concession not in excess of .40% of the principal amount under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of .20% of the principal amount to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which such Underwriters or their affiliates have received and will receive customary fees and commissions.

     The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

PROSPECTUS

                         Texas Instruments Incorporated

                                  $300,000,000                LOGO

                                Debt Securities

                             ---------------------

Texas Instruments Incorporated (the "Company") may offer from time to time its debt securities (the "Debt Securities") on terms to be determined at the time of sale by market conditions. As used herein, Debt Securities shall include Debt Securities denominated in U.S. dollars or, at the option of the Company if so specified in the accompanying Prospectus Supplement (the "Prospectus Supplement"), in any other currency, including composite currencies such as the European Currency Unit. The specific designation, aggregate principal amount, currency, maturity, interest rate (or manner of calculation thereof), time of payment of any interest, purchase price, any terms for mandatory or optional redemption (including any sinking fund), any modification of the covenants and any other specific terms in connection with the sale of the Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities"), are set forth in the accompanying Prospectus Supplement. The Prospectus Supplement also contains information about any listing of the Offered Debt Securities on a securities exchange.

     Generally, if the Company issues indebtedness secured by any of its assets, such secured indebtedness will be senior, with respect to such assets, to the Offered Debt Securities.

                             ---------------------

     PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION UNDER "SPECIAL CONSIDERATIONS" IN EVALUATING AN INVESTMENT IN THESE SECURITIES.

                             ---------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------

The Debt Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters. Any such agents, dealers or underwriters are set forth in the Prospectus Supplement. If an agent of the Company or a dealer or underwriter is involved in the offering of the Offered Debt Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company are set forth in, or may be calculated from, the Prospectus Supplement. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933. See "Plan of Distribution" for possible indemnification arrangements for agents, dealers and underwriters.

August 5, 1992

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH ANY OFFERING HEREUNDER NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 75 Park Place, New York, New York 10007; and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which certain of the Company's securities are listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission pursuant to the Exchange Act and are hereby incorporated herein by reference and made a part of this Prospectus:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1991;

          (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1992;

          (c) The Company's Current Reports on Form 8-K dated January 30, February 27, June 23 and June 29, 1992.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and made a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge, upon written or oral request, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered a copy of any of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Texas Instruments Incorporated, Post Office Box 655474, Dallas, Texas 75265, Attention: Manager of Investor Relations, telephone (214) 995-3773.

                         TEXAS INSTRUMENTS INCORPORATED

     Texas Instruments Incorporated (the "Company") was incorporated in the State of Delaware in 1938, and has its principal executive offices in Dallas, Texas. The Company is engaged in the development, manufacture and sale of a variety of products in the electrical and electronics industry for industrial, government and consumer markets. These products consist of components, defense electronics and digital products. The Company also produces metallurgical materials. The Company's business is based principally on its broad semiconductor technology and application of this technology to selected electronic end-equipment markets.

     The mailing address of the Company's principal executive offices is Post Office Box 655474, Dallas, Texas 75265, and its telephone number is (214) 995-2551.

                             SPECIAL CONSIDERATIONS

     Prospective investors should consider carefully the specific factors set forth below as well as other information included in this Prospectus and the accompanying Prospectus Supplement before deciding to invest in the securities in respect of which this Prospectus is being delivered.

     Secured Indebtedness. Generally, if the Company issues indebtedness secured by any of its assets, such secured indebtedness will be senior, with respect to such assets, to the Offered Debt Securities.

     Recent Operating Results; Fixed Charge Coverage. The Company and its consolidated subsidiaries incurred a loss from operations of $249 million for 1991 and $26 million for 1990. Net loss was $409 million for 1991 and $39 million for 1990. The Company and its consolidated subsidiaries had a deficiency in fixed charge coverage of $309 million in 1991 and $33 million in 1990.

     Change of Control; Highly Leveraged Transaction. Except as may be described in the Prospectus Supplement relating to a specific series of Debt Securities, the Indenture does not contain any provisions giving holders of Debt Securities a right of redemption in the event of a change of control or a highly leveraged transaction.

                                USE OF PROCEEDS

     Unless otherwise set forth in the applicable Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities offered hereby will be added to the Company's general funds and used for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows the ratio of earnings to fixed charges for each of the years ended December 31, 1987 through 1991 and for the six months ended June 30, 1992.

                                                                                       SIX MONTHS
                                                      YEARS ENDED DECEMBER 31,           ENDED
                                                ------------------------------------    JUNE 30,
                                                1987    1988    1989    1990    1991      1992
                                                ----    ----    ----    ----    ----   ----------
    Ratio of earnings to fixed charges(1)...... 5.9x    6.6x    5.1x     (2)    (2)       4.5x

---------------

(1) For the purpose of the ratio of earnings to fixed charges, "earnings" consist of income (loss) before provision for income taxes, interest expense, amortization of capitalized interest and that portion of rental and lease expense which is representative of interest; "fixed charges" consist of interest incurred (expensed and capitalized) and that portion of rental and lease expense which is representative of interest.

(2) Not meaningful because of losses for 1990 and 1991. The coverage deficiency (amount by which "fixed charges" exceed "earnings") for 1990 and 1991 was $33 million and $309 million, respectively.

                         DESCRIPTION OF DEBT SECURITIES

     The Offered Debt Securities are to be issued in one or more series under an Indenture dated as of April 15, 1988 (the "Indenture") between the Company and Chemical Bank, successor by merger to Manufacturers Hanover Trust Company, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture. The numerical references below are to provisions of the Indenture. Whenever a defined term is indicated, the definition thereof is contained in the Indenture.

GENERAL

     The Indenture does not limit the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder (such securities issued under the Indenture being herein referred to as "Debt Securities"). The Indenture provides that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in United States dollars or, at the option of the Company, in foreign currencies or units based on or relating to foreign currencies, including European Currency Units ("ECUs"). The Debt Securities will be unsecured and will rank on a parity with any other unsecured and unsubordinated obligations of the Company. Thus, the Company will not issue any unsecured indebtedness which is senior to the Debt Securities. As of June 30, 1992, the Company had no long-term indebtedness outstanding that is secured by any of its assets. If the Company, however, issues indebtedness secured by any of its assets, such secured indebtedness generally will be senior, with respect to such assets, to the Offered Debt Securities. Except as may be described in the Prospectus Supplement relating to a specific series of Debt Securities, the Indenture does not contain any covenants or provisions that may afford holders of Debt Securities protection in the event of a highly leveraged transaction.

     Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities (to the extent such terms are applicable to such Debt Securities): (i) designation, aggregate principal amount, purchase price and denomination; (ii) currency or units based on or relating to currencies in which such Debt Securities are denominated and/or in which principal (and premium, if any) and/or any interest will or may be payable; (iii) any index used to determine the amount of payments of principal of and premium, if any, and interest on the Offered Debt Securities; (iv) any date of maturity; (v) interest rate or rates (or method by which such rate will be determined), if any; (vi) the dates on which any such interest will be payable; (vii) the place or places where the principal of and interest, if any, on the Offered Debt Securities will be payable; (viii) any redemption or sinking fund provisions;
(ix) whether the Offered Debt Securities will be issuable in registered form or bearer form or both and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Debt Securities in bearer form; (x) whether the Offered Debt Securities will be represented by a single permanent global security or a temporary global security; (xi) whether and under what circumstances the Company will pay additional amounts on Offered Debt Securities held by a person who is not a U.S. person (as defined in the Prospectus Supplement) in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such additional amounts; and (xii) any other specific terms of the Offered Debt Securities, including any terms which may be required by or advisable under applicable laws or regulations.

     Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indenture. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities (bearing either no interest or bearing interest at a rate which at the time of issuance is below the prevailing market rate) to be sold at a substantial discount below their stated principal amount. Any special federal income tax and other considerations applicable to such Original Issue Discount Securities are described in the Prospectus Supplement relating thereto.

GLOBAL SECURITIES

     The registered Debt Securities of a series may be issued in the form of one or more fully registered global Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Debt Securities of the series to be represented by such Registered Global Security or Securities. Unless and until it is exchanged in whole for Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     The specific terms of the depositary arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Ownership of beneficial interests in a Registered Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of Participants) or by Participants or persons that hold through Participants (with respect to interests of persons other than Participants).

     So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Debt Securities represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal, premium, if any, and interest payments on Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any paying agent for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Registered Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such Participants.

     If the Depositary for any Debt Security represented by a Registered Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within ninety days, the Company will issue such Debt Securities in definitive form in exchange for such

Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Securities representing such Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     The following covenants apply to the Offered Debt Securities unless the Prospectus Supplement indicates otherwise.

     Certain Definitions. The term "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the interest rate implicit in the lease or, if it is not practicable to determine such rate, then at the Company's incremental borrowing rate determined in accordance with generally accepted accounting principles) of the obligation of the lessee for net rental payments during the remaining term of any lease. (Section 3.7)

     The term "Consolidated Net Tangible Assets" means, at any date, the total assets appearing on the audited annual consolidated balance sheet of the Company and its subsidiaries for the Company's most recently completed fiscal year, prepared in accordance with generally accepted accounting principles, less (a) all current liabilities as shown on such balance sheet, and (b) intangible assets. (Section 1.1)

     The term "Funded Debt" means all Debt whether incurred, assumed or guaranteed, including purchase money indebtedness, maturing by its terms more than one year from the date of creation thereof or which is renewable or extendable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof. (Section 1.1)

     The term "Principal Manufacturing Property" means each manufacturing or processing plant or facility of the Company or a subsidiary located in the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing or processing plant or facility which the Board of Directors by resolution reasonably determines not to be of material importance to the total business conducted by the Company and its consolidated subsidiaries. (Section 1.1)

     The term "Restricted Subsidiary" means (a) any subsidiary of the Company which owns or is the lessee of any Principal Manufacturing Property; provided, however, that the term "Restricted Subsidiary" shall not include (i) any subsidiary primarily engaged in financing the operations of the Company or its subsidiaries or both or (ii) any subsidiary acquired or organized for the purpose of business acquisitions, or (b) any other subsidiary which is hereafter designated by the Board of Directors as a Restricted Subsidiary. (Section 1.1)

     Restrictions on Liens. The Company will not nor will it permit any Restricted Subsidiary to issue or assume any debt for money borrowed (hereinafter, including guarantees thereof, referred to as "Debt"), if such Debt is secured by a mortgage, pledge, lien or other encumbrance (hereinafter referred to as a "Mortgage") upon any Principal Manufacturing Property or on any shares of stock or Debt of any Restricted Subsidiary (whether such Principal Manufacturing Property, shares of stock or Debt is now owned or hereafter acquired) without in any such case effectively providing that the Debt Securities shall be secured equally and ratably with such Debt. The foregoing restrictions shall not apply to (i) Mortgages on property existing at the time of or within 120 days after acquisition thereof and certain purchase money Mortgages, (ii) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary, (iii) Mortgages in favor of the United States or any political subdivision or any instrumentality thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages, (iv) any extension, renewal or replacement (or successive extensions, renewals, or replacements) in whole or in part, of any Mortgage referred to in the foregoing clauses (i) through (iii) and (v) Mortgages securing the indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary. (Section 3.6)

     Restrictions on Sale and Leaseback Transactions. The Company will not, and will not permit any Restricted Subsidiary to, enter into any lease longer than three years covering any Principal Manufacturing

Property that is sold to any other person in connection with such lease unless the proceeds from such sale or transfer shall be at least equal to the fair value of such property as determined by resolution of the Company's Board of Directors and either: (i) the Company or such Restricted Subsidiary would be entitled, pursuant to "Restrictions on Liens" described above, to incur Debt secured by a mortgage on the Principal Manufacturing Property involved in an amount at least equal to the Attributable Debt in respect thereof without equally and ratably securing the Debt Securities, provided, that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of such restrictions on liens, or (ii) within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after consummation of such transaction, the Company or such Restricted Subsidiary has expended or will expend for Principal Manufacturing Property an amount equal to (a) the proceeds of such sale and leaseback transaction and the Company elects to designate such amount as a credit against such transaction or (b) a part of the proceeds of such sale and leaseback transaction and the Company elects to designate such amount as a credit against such transaction and treats an amount equal to the remainder of the proceeds as provided in clause (iii) hereof, or (iii) an amount equal to such Attributable Debt (less any amount elected under clause (ii) hereof) (a) is applied within 120 days after the transaction to the retirement of Funded Debt or (b) is considered Attributable Debt for purposes of the calculation of Exempted Debt (as hereinafter referred to) and, after giving effect thereto, Exempted Debt does not exceed 5% of Consolidated Net Tangible Assets. (Section 3.7)

     Exempted Debt. Notwithstanding the restrictions on Mortgages and sale and leaseback transactions described above, the Company or its Restricted Subsidiaries may, in addition to amounts permitted under such restrictions, create Debt secured by Mortgages, or enter into sale and leaseback transactions, which would otherwise be subject to the foregoing restrictions, without equally and ratably securing the Debt Securities and without any obligation to make expenditures for Principal Manufacturing Property or to retire any Debt, provided, that after giving effect thereto, the aggregate additional outstanding amount of such Debt secured by Mortgages plus Attributable Debt resulting from such sale and leaseback transactions does not exceed 5% of Consolidated Net Tangible Assets. (Sections 3.6 and 3.7)

EVENTS OF DEFAULT

     An Event of Default will occur under the Indenture with respect to Debt Securities of any series if (a) the Company shall fail to pay when due any installment of interest on any of the Debt Securities of such series and such default shall continue for 30 days, (b) the Company shall fail to pay when due all or any part of the principal of (and premium, if any, on) any of the Debt Securities of such series (whether at maturity, upon redemption, upon acceleration or otherwise), (c) the Company shall fail to perform or observe any other term, covenant or agreement contained in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities other than such series) for a period of 90 days after written notice thereof, as provided in the Indenture, (d) certain events of bankruptcy, insolvency or reorganization shall have occurred, or (e) the Company has not complied with any other covenant the noncompliance with which would specifically constitute an Event of Default with respect to Debt Securities of such series. (Section 5.1)

     The Indenture provides that, (a) if an Event of Default due to the default in payment of principal of, or interest on, any series of Debt Securities, or due to the default in the performance or breach of any other covenant or warranty of the Company applicable to the Debt Securities of such series but not applicable to all outstanding Debt Securities, shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series then may declare the principal of all Debt Securities of such series and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to default in the performance of any other of the covenants or agreements in the Indenture applicable to all outstanding Debt Securities or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of all Debt Securities then outstanding (treated as one class) may declare the principal of all Debt Securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of (or premium, if any) or interest on the Debt Securities) by the holders of a majority in principal amount of the Debt Securities of such series (or of all series, as the case may be) then outstanding. (Sections 5.1 and 5.10)

     The holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that such direction shall not be in conflict with any rule of law or the Indenture. (Section 5.9) Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive from such holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Section 5.6)

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company to the effect that, to the best of their knowledge, the Company is not in default in the performance of the terms of the Indenture or, if they have knowledge that the Company is in default, specifying such default. (Section 3.5)

     The Indenture requires the Trustee to give to all holders of outstanding Debt Securities of any series notice of any default by the Company with respect to that series, unless such default shall have been cured or waived; however, except in the case of a default in the payment of principal of (and premium, if any) or interest on any outstanding Debt Securities of that series or in the payment of any sinking fund installment, the Trustee is entitled to withhold such notice in the event that the board of directors, the executive committee or a trust committee of directors or certain officers of the Trustee in good faith determine that withholding such notice is in the interest of the holders of the outstanding Debt Securities of that series.

DEFEASANCE AND DISCHARGE

     The following defeasance provision will apply to the Offered Debt Securities unless the Prospectus Supplement indicates otherwise.

     The Indenture provides that, unless the terms of any series of Debt Securities provide otherwise, the Company will be discharged from obligations in respect of the Indenture and the outstanding Debt Securities of such series (including its obligation to comply with the provisions referred to under "Certain Covenants of the Company," if applicable, but excluding certain other obligations, such as the obligation to pay principal of, premium, if any, and interest, if any, on the Debt Securities of such series then outstanding, obligations of the Company in the event of acceleration following default referred to in clause (a) above under "Events of Default" and obligations to register the transfer or exchange of such outstanding Debt Securities and to replace stolen, lost or mutilated certificates), upon the irrevocable deposit, in trust, of cash or U.S. Government obligations (as defined) which through the payment of interest and principal thereof in accordance with their terms will provide cash in an amount sufficient to pay any installment of principal of (and premium, if any) and interest on and mandatory sinking fund payments in respect of such outstanding Debt Securities on the stated maturity of such payments in accordance with the terms of the Indenture and such outstanding Debt Securities, provided that the Company has received an opinion of counsel to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders of the outstanding Debt Securities of such series and that certain other conditions are met. (Section 10.1)

MODIFICATION OF THE INDENTURE

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures without the consent of the holders of Debt Securities to: (a) secure any Debt Securities, (b) evidence the assumption by a successor corporation of the obligations of the Company, (c) add covenants for the protection of the holders of Debt Securities, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the form or terms of Debt Securities of any series, and (f) evidence the acceptance of appointment by a successor trustee. (Section 8.1)

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of Debt Securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debt Securities of each series so affected, provided that the Company and the Trustee may not, without the consent of the holder of each outstanding Debt Security affected thereby, (a) extend the stated maturity of the principal of any Debt Security, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof, or impair the right to institute suit for the enforcement of any such payment when due or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to Debt Securities not denominated in U.S. dollars, or (b) reduce the aforesaid percentage in principal amount of Debt Securities of any series the consent of the holders of which is required for any such modification. (Section 8.2)

CONSOLIDATION, MERGER, CONVEYANCE OR TRANSFER

     The Company may, without the consent of the Trustee or the holders of Debt Securities, consolidate or merge with, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation, provided that any successor corporation is a corporation organized under the laws of the United States of America or any state thereof or it agrees to indemnify and hold harmless the holders of the Debt Securities, or any interest coupons appertaining thereto, against certain taxes and expenses and that such successor corporation expressly assumes all obligations of the Company under the Debt Securities and that certain other conditions are met, and, thereafter, except in the case of a lease, the Company shall be relieved of all obligations thereunder. (Article Nine)

REDEMPTION

     The following provisions apply to the Offered Debt Securities unless the Prospectus Supplement indicates otherwise.

     Offered Debt Securities that are redeemable in whole or in part at the option of the Company will be so redeemable (i) if such Offered Debt Securities are issuable in registered form, on at least 30 but not more than 60 days' notice to the holders of such registered Offered Debt Securities to be redeemed and (ii) if such Offered Debt Securities are issuable in bearer form, on at least 30 but not more than 60 days' notice to the holders thereof who have filed their names and addresses with the Trustee as permitted under the Indenture and by publication in certain newspapers in New York, London and, in certain circumstances, Luxembourg once in each of three successive calendar weeks, with the first such publication at least 30 but not more than 60 days prior to the date fixed for redemption. (Section 12.2)

     Once notice of redemption has been given with respect to Offered Debt Securities that are redeemable in whole or in part at the option of the Company, such Offered Debt Securities will become due and payable on the date and at the place stated in such notice at the applicable redemption price, together with interest accrued to the date fixed for redemption. On and after such date fixed for redemption, such Offered Debt Securities will, with certain limited exceptions, cease to accrue interest and the unmatured coupons, if any, appertaining thereto will be void. (Section 12.3)

     With respect to Offered Debt Securities that are subject to a mandatory sinking fund, the Indenture provides that the Company may deliver such Offered Debt Securities to the Trustee or credit such Offered Debt Securities that have been redeemed (otherwise than through operation of such mandatory sinking fund) or previously delivered to the Trustee for cancellation, at the sinking fund redemption price applicable thereto, in lieu of making all or any part of such mandatory sinking fund payment in cash. Subject to a right of carryover if the amount in the applicable sinking fund in any year is less than $50,000, the Indenture provides that the Trustee will apply cash sinking fund payments to the redemption of such Offered Debt Securities on the applicable sinking fund payment date. (Section 12.5)

APPLICABLE LAW

     The Debt Securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York. (Section 11.8)

OTHER DEBT SECURITIES

     An aggregate principal amount of $150 million of the Company's 9% Notes Due 1999, an aggregate principal amount of $150 million of the Company's 9% Notes Due 2001, an aggregate principal amount of $150 million of the Company's 9 1/4% Notes Due 2003 and an aggregate principal amount of $150 million of the Company's 8 3/4% Notes Due 2007 have been issued, and are currently outstanding, under the Indenture.

                              PLAN OF DISTRIBUTION

     The Company may sell Offered Debt Securities (i) through agents, (ii) through underwriters, (iii) through dealers or (iv) directly to purchasers (through a specific bidding or auction process or otherwise).

     Debt Securities may be offered and sold through agents designated by the Company from time to time. Any such agents involved in the offer or sale of the Offered Debt Securities are named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Debt Securities so offered and sold. Agents may be entitled under agreements which may be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"), and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale of Offered Debt Securities, the Company will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached, and the names of the managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including compensation of the underwriters and dealers, if any, are set forth in the Prospectus Supplement which will be used by the underwriters to make resales of Offered Debt Securities. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act.

     If a dealer is utilized in the sale of Offered Debt Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act. The name of the dealer and the terms of the transaction are set forth in the Prospectus Supplement relating thereto.

     Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others. The terms of any such sales, including the terms of any bidding or auction process, if utilized, are described in the Prospectus Supplement relating thereto.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers by certain institutions to purchase Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate principal amount of Debt Securities sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that any related sale of Debt Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Debt Securities pursuant to Contracts accepted by the Company.

                                 LEGAL OPINIONS

     The validity of the Offered Debt Securities will be passed upon for the Company by Richard J. Agnich, Senior Vice President, Secretary and General Counsel of the Company. Mr. Agnich beneficially owns, and has rights to acquire under various employee benefit plans of the Company, an aggregate of less than 1% of the common stock of the Company.

     Certain legal matters relating to the Offered Debt Securities will be passed upon for underwriters and certain other purchasers by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

     The consolidated financial statements of the Company incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1991 have been audited by Ernst & Young, independent auditors, as set forth in their report incorporated therein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young pertaining to such financial statements (to the extent covered by consents filed with the Commission) and upon the authority of such firm as experts in auditing and accounting.